Exhibit 3.4

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

ARTICLES OF AMENDMENT

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first sentence of Section 9.3 of ARTICLE IX in its entirety and substituting in lieu thereof the following:

The following investment limitations shall apply.

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this _____ day of September, 2014.

ATTEST:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

/S/ Bruno de Vinck		By:	/S/ David Lichtenstein	(SEAL)
Name:	Bruno de Vinck	Name:	David Lichtenstein
Title:	Secretary	Title:	Chief Executive Officer

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